SCM Microsystems Reports Second Quarter 2007 Results

      ISMANING, Germany, Aug. 14 /PRNewswire-FirstCall/ -- SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced results for the second quarter ended June 30, 2007.

      Revenues from continuing operations in the second quarter of 2007 were $4.6 million, down 50% from revenues of $9.4 million in the second quarter of 2006. Revenues for the first six months of 2007 were $13.1 million, down 22% from revenues of $16.8 million for the first six months of 2006. By product segment, second quarter 2007 revenues included $3.9 million from sales of smart card readers and other products for secure network and physical access, compared with sales of $6.8 million in the second quarter of 2006; and $0.8 million from sales of OEM digital media reader technology, compared with sales of $2.6 million in the year ago quarter. The Company attributed lower sales of its smart card reader products to a combination of factors, including recent budget freezes at U.S. government agencies, demand fluctuations with a major customer in Asia and project delays in Europe. The Company attributed lower sales of its OEM digital media reader technology primarily to reduced orders from one of two major customers in this business segment.

      "Information we have received from our smart card reader customers continues to suggest that what we believe are temporary market factors are responsible for the decreased level of orders we have seen in recent weeks," said Stephan Rohaly, Chief Financial Officer and interim Chief Executive Officer of SCM Microsystems. "We believe that these market issues will limit, but not prevent, growth in our smart card reader business in the second half of the year, as various government and enterprise security projects move forward. We also believe that revenue from our digital media reader products will increase from current levels in the second half of the year, as we have recently been building backlog with a major customer that previously had reduced order levels for our products due to decreased demand in their end markets."

      Gross margin in the second quarter of 2007 was 29%, compared with gross margin of 34% in the second quarter of 2006. The decrease in gross margin compared with the prior year, and with the Company's previous guidance of 40% per quarter, primarily reflects lower sales levels in the 2007 second quarter.

      Operating expenses in the second quarter of 2007, as reported in accordance with GAAP, were $5.4 million, including amortization of intangibles of $0.1 million and severance and other costs of $1.4 million related to the resignation of the Company's CEO and founder in June 2007. This compares with GAAP operating expenses of $5.4 million in the second quarter of 2006, which included amortization of intangibles of $0.2 million and restructuring and other charges of $0.2 million. Lower base operating expenses in the second quarter of 2007, which exclude the severance and other costs relating to the resignation of the Company's CEO and founder, compared with the prior year resulted primarily from restructuring actions completed by the Company in late 2006.

      Operating loss for the second quarter of 2007, as reported in accordance with GAAP, was $(4.1) million, compared with operating loss of $(2.3) million in the year ago quarter.

      Earnings before interest, taxes, depreciation and amortization (EBITDA) in the second quarter of 2007 was $(3.9) million, compared with EBITDA of $(2.0) million in the second quarter of 2006. (See reconciliation of EBITDA to GAAP accounting contained within this press release.)

      As reported in accordance with GAAP, loss from continuing operations in the second quarter of 2007 was $(3.7) million, or $(0.23) per share, compared with loss from continuing operations of $(2.0) million, or $(0.13) per share, in the second quarter of 2006.

      Cash and cash equivalents at June 30, 2007 were $34.5 million and included $1.6 million received from Kudleski S.A. during the second quarter as final payment for Kudelski's purchase of SCM's DTV solutions business, compared with cash and cash equivalents of $34.4 million at March 31, 2007.

      On August 1, 2007, the Company announced that it will appoint a new Chief Executive Officer on November 1, 2007. "We are very pleased that Felix Marx has agreed to become SCM's new CEO," continued Rohaly. "He is an experienced sales leader and general manager and is recognized as an innovative executive in the smart card industry. His focus will be to leverage SCM's strong reputation in the security space and our operational model to drive new business opportunities for SCM in 2008 and beyond."

      Guidance

      The Company currently expects that revenues for the second half of fiscal 2007 will be flat to approximately 10% lower than revenues for the second half of fiscal 2006. Based on these expected results and the Company's 2007 first half revenues, which were approximately 20% below levels for the first half of 2006, the Company now expects that full year 2007 revenues will be down 10% to 15% from the previous year's levels, rather than grow 15% to 20%, as previously reported. The Company continues to expect gross margins in the second half of 2007 to be approximately 40% per quarter. Additionally, the Company expects base operating expenses to be between $4 million and $4.5 million per quarter for the second half of 2007. As a result, the Company does not expect to realize an operating profit for 2007 as a whole.

      Additional Information

      SCM does not plan to hold a conference call or webcast to discuss the results of its 2007 second quarter. For more information on SCM's second quarter results, please see the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the U.S. Securities and Exchange Commission.

      About SCM Microsystems

      SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry's broadest range of smart card reader technology for secure PC, network and physical access and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

      NOTE: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements regarding our expectations that revenues will decrease 0% to 10% in the second half of 2007 and decrease 10%-15% in the full year 2007 compared to prior year levels; that we will achieve gross margin of approximately 40% per quarter in the second half of 2007; that we will not record an operating profit for the full year 2007; that our smart card reader business will grow in the second half of 2007, based on government and enterprise projects moving forward; and that our digital media reader business will grow from second quarter levels in the second half of 2007, based on current order backlog. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. Our financial results may not meet expectations. Some of the risks and uncertainties that could cause our actual business and operating results to differ include, but are not limited to, our ability to grow market share and revenues based on a strategy of participating in specific early stage markets; our ability to successfully develop and introduce new products that satisfy the evolving and increasingly complex requirements of customers; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all, including the government and enterprise security markets which we are targeting; we may not successfully compete in the markets in which we participate or target; competitors could take market share or create pricing pressure; and we may not be successful in maintaining operating expenses at current or lower levels. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K and our amended Annual Report on Form 10-K/A for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission.

      All trade names are trademarks or registered trademarks of their respective holders.

                              - FINANCIALS FOLLOW -

                             SCM MICROSYSTEMS, INC.
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                         Three months ended             Six months ended
                                               June 30,                      June 30,
                                          2007           2006           2007           2006
Revenues                              $    4,647     $    9,362     $   13,104     $   16,789
Cost of revenues                           3,314          6,203          8,031         10,980
  Gross profit                             1,333          3,159          5,073          5,809
Operating expenses:
 Research and development                    792          1,061          1,512          2,030
 Sales and marketing                       1,618          1,922          3,177          3,761
 General and administrative                2,879          2,048          4,279          4,132
 Amortization of intangible
  assets                                      97            165            272            325
 Restructuring and other
  charges (credits)                            0            244              0            666
  Total operating expenses                 5,386          5,440          9,240         10,914
  Loss from operations                    (4,053)        (2,281)        (4,167)        (5,105)
Interest and other income, net               412            308            720            442
 Loss from continuing operations
  before income taxes                     (3,641)        (1,973)        (3,447)        (4,663)
Provision for income taxes                   (32)           (18)           (92)           (29)
 Loss from continuing
  operations                              (3,673)        (1,991)        (3,539)        (4,692)
 Income (loss) from
  discontinued operations                   (102)         3,948           (119)         3,006
 Gain on sale of discontinued
  operations                               1,530          5,242          1,553          5,263
  Net income (loss)                   $   (2,245)    $    7,199     $   (2,105)    $    3,577
Loss per share from continuing
 operations:
 Basic and diluted                    $    (0.23)    $    (0.13)    $    (0.23)    $    (0.30)
Gain (loss) per share from
 discontinued operations:
 Basic and Diluted                    $     0.09     $     0.59     $     0.09     $     0.53
Net income (loss) per share:
 Basic and Diluted                    $    (0.14)    $     0.46     $    (0.14)    $     0.23
Shares used in computing
loss per share:
     Basic and Diluted                    15,730         15,627         15,715         15,610

      Note: Financial results contained in this release reflect continuing operations of the Company's PC Security and Flash Media Reader businesses only. The Company completed the sale of its Digital TV solutions business in May 2006; therefore, financial results for the Digital TV solutions business are being accounted for as discontinued operations.

                             SCM MICROSYSTEMS, INC.
             Reconciliation of EBITDA Calculation to GAAP Accounting
                                 (in thousands)
                                   (unaudited)

                                   Three Months Ended           Six Months Ended
                                        June 30,                    June 30,
                                   2007          2006          2007          2006
EBITDA                          $  (3,882)    $  (2,022)    $  (3,842)    $  (4,682)

Interest income                       413           311           811           576
Provision for income taxes            (32)          (18)          (92)          (29)
Depreciation and
 amortization                        (172)         (262)         (416)         (557)

Net loss from
 continuing operations          $  (3,673)    $  (1,991)    $  (3,539)    $  (4,692)

      We conduct a significant amount of our business in Europe, we are dually traded on the U.S. Nasdaq and German Prime Standard stock exchanges and the majority of our investors are German-based. In addition, we have recently moved our corporate headquarters from the U.S. to Germany. Based on these factors, we have determined that EBITDA is a relevant measure of performance for our company, as it is a metric commonly used among companies doing business in Europe and is therefore a helpful tool for communicating our performance to our investors and analysts and for comparisons to other companies in Europe and within our industry.

      EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our most recent filings with the Securities and Exchange Commission, provide the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

                             SCM MICROSYSTEMS, INC.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                June 30,   December 31,
ASSETS                                            2007         2006
Current assets:
   Cash, cash equivalents and short-term
    investments                                $  34,488    $  36,902
   Accounts receivable, net                        4,398        6,583
   Inventories                                     3,864        1,927
   Other current assets                            1,335        2,489
    Total current assets                          44,085       47,901

Property, equipment and other assets, net          3,395        3,182
Intangibles, net                                      --          272
     Total assets                              $  47,480    $  51,355

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                            $   2,689    $   4,572
   Accrued expenses and other current
    liabilities                                    8,695       11,362
    Total current liabilities                     11,384       15,934
Long-term income taxes payable                       170           --
Deferred tax liability                               112          103

Stockholders' equity                              35,814       35,318
     Total liabilities and stockholders'
      equity                                   $  47,480    $  51,355

SOURCE  SCM Microsystems, Inc.